Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION ANNOUNCES

FIRST QUARTER EARNINGS

TUPELO, MISSISSIPPI (April 19, 2005)—Renasant Corporation (AMEX:PHC), formerly The Peoples Holding Company, today announced results for the first quarter of 2005. Net income for the first quarter of 2005 was $5,459,000, up 17.47%, or $812,000, from the first quarter of 2004. First quarter 2005 net income included approximately $244,000 after-tax merger expenses consisting primarily of conversion expenses related to the acquisition of Heritage Financial Holding Corporation and $160,000 in after-tax costs associated with changing the name of the Company’s subsidiary bank and insurance company. Excluding these adjustments, net income for first quarter 2005 would have been $5,863,000.

Basic and diluted earnings per share were $.52 for the first quarter of 2005 compared to basic and diluted earnings per share of $.57 for the first quarter of 2004. First quarter 2005 earnings include a $.02 reduction for merger expenses related to Heritage and a $.02 reduction for costs associated with the name change. Excluding these reductions, basic and diluted earnings per share for the first quarter of 2005 would have been $.56. The Renasant Bancshares acquisition completed July 1, 2004 had a $.02 dilutive impact and the Heritage acquisition had a $.02 dilutive impact on first quarter 2005 earnings.

“As expected, our earnings have been diluted by our two recent mergers.” commented Renasant President and CEO, E. Robinson McGraw. “We have, however, now experienced five consecutive quarters of loan growth and six consecutive quarters of improvement in net interest income. Credit quality continues to improve as we bring to final resolution the credit relationship that has represented over half our non-performing loan ratio over the past year. With our two recent acquisitions, we have now expanded our footprint to include key growth markets in Tennessee and Alabama and with our announcement today that we have changed the name of The Peoples Holding Company to Renasant Corporation, we are now positioned to continue our progress under one unified brand.” stated McGraw.

The acquisition of Heritage was completed on January 1, 2005 using the purchase accounting method under generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect the results of operations of Heritage prior to January 1, 2005. As such, period-end balances incorporate the impact of the Company’s acquisition of Heritage, including total assets of $540.3 million, total loans of $389.8 million, total deposits of $381.0 million, goodwill of $46.9 million and a core deposit intangible of $4.6 million. The Company issued 1,369,589 shares of Renasant Corporation common stock and paid $23.1 million cash in connection with the acquisition.

The allowance for loan losses as a percentage of loans was 1.14% at the end of the first quarter 2005 compared to 1.50% at the end of the first quarter 2004 primarily due to the impact of reducing the balance of $18,839,000 of Heritage loans acquired by a specific credit reserve of

$5,742,000 from the allowance for loan losses at the date of acquisition as required by the AICPA’s Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”). The allowance for loan losses as a percentage of loans was further reduced by the Company’s improved credit quality and growth in the loan portfolio. Prior to the effective date of SOP 03-3, the specific reserve would have remained in the allowance for loan losses resulting in the allowance for loan losses as a percentage of loans of 1.50%. These loans are subject to the Company’s internal credit review procedures and are continually monitored for changes in the estimated cash flow. Net charge-offs were $1,186,000, or .31% annualized as a percentage of average loans for the first quarter of 2005 compared to $463,000, or .21% for the first quarter of 2004. During the first quarter of 2005, the Company foreclosed on the collateral securing the one problem credit relationship which had represented over half of non-performing loans as mentioned in prior quarterly releases. The foreclosure resulted in a partial charge-off of approximately $605,000 during the first quarter with an additional charge-off of $296,000 expected to be reported in the second quarter of this year. All amounts charged-off related to this credit had been fully reserved in the allowance for loan losses. Excluding this charge-off, charge-offs for the first quarter 2005 were .15% annualized. Non-performing loans as a percentage of total loans decreased to .43% at March 31, 2005, from 1.05% at March 31, 2004 and .76% at December 31, 2004. The acquisition of Heritage increased non-performing loans by $2,392,000 but this was more than offset by the aforementioned reduction due to the foreclosure of the problem credit relationship. The non-performing loan coverage ratio was 264.53% at March 31, 2005 compared to 142.67% at March 31, 2004 and 166.30% at December 31, 2004.

Net interest income grew 55.16% to $19,318,000 for the first quarter of 2005 compared to $12,450,000 in the same period in 2004 reflecting loan growth and the acquisition of Renasant Bancshares and Heritage. Net interest margin declined to 3.92% for the first quarter of 2005 from 4.09% for the first quarter of 2004 due to a number of factors. These factors include the acquisition of Renasant Bancshares and Heritage, both of whom had lower net interest margins than the Company; the issuance of subordinated debentures, and the rising cost of deposits.

Non-interest income increased to $9,903,000 for the first quarter of 2005 from $8,171,000 for the first quarter of 2004 despite the loss of over $350,000 of merchant discount revenue as a result of the sale of the merchant card portfolio in second quarter 2004. The acquisitions of Renasant Bancshares and Heritage contributed to the increase in non-interest income. Non-interest income also increased due to improvements in fees and commissions generated, trust revenue, increased gains on sale of mortgage loans and $264,000 representing the Company’s share of member proceeds resulting from the sale of the Pulse network to Discover. “We continue to generate strong, diversified noninterest income which represents approximately 33.89% of our net operating revenue, reflecting our commitment to this important initiative,” stated McGraw.

Non-interest expense was $20,963,000 for the first quarter of 2005 compared to $13,686,000 for the first quarter of 2004. The increase attributable to Renasant Bancshares and Heritage was approximately $6,265,000, including $399,000 of merger-related expenses. The Company incurred approximately $262,000 in marketing, legal and printing costs during the first quarter of 2005 associated with the name change of its subsidiary bank, The Peoples Bank & Trust Company, to Renasant Bank and its insurance agency, The Peoples Insurance Agency, to Renasant Insurance. The remaining increase was partially due to an increase in salary and benefits related to duplicate staff at the Company’s headquarters in Tupelo, Mississippi and at Heritage to facilitate the consolidation of back office functions related to the merger. These duplicate positions were eliminated in the second quarter 2005. The balance of this increase was due to salary and benefit expenses related to the strategic hiring of commercial lending and wealth management personnel in the new markets, marketing expenses related to the expansion of a successful consumer checking account program into Tennessee and the introduction of a business checking account program and costs associated with de novo branches.

Reflecting primarily the acquisition of Heritage, total assets as of March 31, 2005 were up 35.96% from December 31, 2004 to $2.322 billion and total deposits were up 32.06% to $1.741 billion over the same period. Total loans grew 37.81% to $1.573 billion at the end of the first quarter 2005 from $1.141 billion at December 31, 2004. Excluding Heritage, loans grew at an annualized rate of 14.86% from the end of the fourth quarter of 2004.

“Our comprehensive investment, insurance and traditional banking services have resulted in significant growth in non-interest income during the previous 17 quarters. In addition to the strategic hires mentioned earlier, the acquisition of Renasant Bancshares now gives us a presence in Germantown and Cordova adjoining east Memphis. We will soon establish a third location in east Memphis to be opened in the third quarter 2005 and a fourth location in Collierville which adjoins our established Germantown and Cordova markets scheduled for opening in early 2006. In addition to the Memphis market we have recently opened a limited service branch in the affluent Nashville suburb of Brentwood, further expanding our presence in Tennessee. With the acquisition of Heritage, we now have a presence in the dynamic markets of Birmingham, Huntsville, Madison and Decatur, Alabama” commented McGraw.

The Company is also constructing a full-service bank in Oxford, Mississippi to compliment the existing limited service downtown facility and ATM on the campus of The University of Mississippi. It is anticipated that it will open in the third quarter of 2005. Additionally the Company opened a full service ATM on the campus of Mississippi State University in Starkville in January 2005.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Wednesday, April 20, 2004, through the Investor Relations page of the Company’s website: www.renasantbank.com, and through Thompson/CCBN’s individual investor center at www.fulldisclosure.com, or any of Thompson/CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 1-800-299-7089 in the United States and entering the participant passcode 30371036. The financial and other statistical information presented in the conference call will be provided through the investor relations page on the Company’s website: www.renasantbank.com.

ABOUT THE PEOPLES HOLDING COMPANY

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets in excess of $2.3 billion and operates 59 banking and insurance offices in 36 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding Renasant Corporation. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Exhibit A

Renasant Corporation

Selected Financial Information

(Dollars in Thousands, Except Share Data)

Unaudited

	For The Three Months Ended March 31,
	2005	2004	% Change
Earnings Summary
Interest income	$29,295	$17,584	66.60%
Interest expense	9,977	5,134	94.33

Net interest income	19,318	12,450	55.16
Provision for loan losses	597	505	18.22
Noninterest income	9,903	8,171	21.20
Noninterest expenses	20,963	13,686	53.17

Income before taxes and cumulative effect of accounting change	7,661	6,430	19.14
Income taxes	2,202	1,783	23.50

Net income	$5,459	$4,647	17.47%

Common Stock Data
Basic earnings per share	$0.52	$0.57	(8.77)%

Diluted earnings per share	$0.52	$0.57	(8.77)%

Book value per share	22.17	17.26	28.45
Market value per share	31.10	33.70	(7.72)
Cash dividends per share	0.21	0.20	5.00
Weighted average shares outstanding - basic	10,406,243	8,190,971	27.05
Weighted average shares outstanding - diluted	10,560,330	8,211,974	28.60
End of period shares outstanding	10,412,775	8,186,826	27.19

Balance Sheet Summary
Gross loans (excluding mortgage loans held for sale)	$1,573,103	$882,484	78.26%
Allowance for loan losses	18,012	13,274	35.69
Total investment securities	425,196	425,609	(0.10)
Total assets	2,321,575	1,469,269	58.01
Total deposits	1,741,412	1,198,025	45.36
Total borrowings	325,330	112,340	189.59
Shareholders’ equity	230,892	141,286	63.42

Selected Ratios
Return on average assets *	0.93%	1.29%	(27.91)%
Return on average shareholders’ equity *	9.40	13.27	(29.16)
Return on average tangible shareholders’ equity *	17.71	14.10	25.60
Shareholders’ equity to assets (actual)	9.95	9.62	3.43
Net interest margin (TE) *	3.92	4.09	(4.16)
Noninterest income (less securities gains/losses) to average assets*	1.68	2.25	(25.33)
Noninterest expense to average assets*	3.58	3.80	(5.79)
Net overhead ratio * **	1.90	1.55	22.58
Efficiency ratio	70.65	63.99	10.41
Allowance for loan losses to total loans	1.14	1.50	(24.00)
Reserve coverage of nonperforming loans	264.53	142.67	85.41
Nonperforming loans to total loans	0.43	1.05	(59.05)
Net charge-offs to average loans *	0.31	0.21	47.62
Average loans to average deposits	90.60	74.41	21.76
Average earning assets to average assets	87.54	90.79	(3.58)
* Ratios annualized ** The net overhead ratio is noninterest expense less noninterest income expressed as a percent of average assets TE - tax equivalent basis

Nonperforming Assets
Nonaccruing loans	$3,807	$5,413	(29.67)%
Accruing loans past due 90 days or more	3,002	3,891	(22.85)

Total nonperforming loans	6,809	9,304	(26.82)
ORE and repossessions	7,232	1,661	335.40

Total nonperforming assets	$14,041	$10,965	28.05%

Renasant Corporation

Allowance for Loan Losses

(Dollars in Thousands)

Unaudited

	For The Three Months Ended March 31,
	2005	2004	% Change
Reserve for loan losses at beginning of period	$14,403	$13,232	8.85%
Acquisition of Heritage	4,198	—	—
Provision for loan losses	597	505	18.22
Loans charged-off	1,413	484	191.94
Recoveries of loans previously charged-off	227	21	980.95

Reserve for loan losses at end of period	$18,012	$13,274	35.69%

Renasant Corporation

Loans and Credit Quality

(Dollars in Thousands)

Unaudited

	Loans, Net of Unearned Income As of March 31,		Non-performing Loans As of March 31,		Net Charge-offs For The Year Ended March 31,
	2005	2004	2005	2004	2005	2004
Commercial, financial, agricultural	$229,305	$139,960	$1,167	$1,826	$165	$378
Lease financing	10,763	11,785	62	50	—	—
Real estate - construction	159,155	59,361	6	—	98	—
Real estate - 1-4 family mortgage	531,347	309,029	3,555	5,515	617	54
Real estate - commercial mortgage	537,800	277,517	1,811	1,697	84
Consumer	104,733	84,832	208	216	222	31

Total	$1,573,103	$882,484	$6,809	$9,304	$1,186	$463

Renasant Corporation

Condensed Consolidated Statements of Income

(Dollars in Thousands, Except Share Data)

Unaudited

	For The Three Months Ended March 31,
	2005	2004	% Change
Interest income:
Loans	$24,530	$13,287	84.62%
Securities	4,659	4,221	10.38
Other	106	76	39.47

Total interest income	29,295	17,584	66.60

Interest expense:
Deposits	6,907	4,178	65.32
Borrowings	3,070	956	221.13

Total interest expense	9,977	5,134	94.33
Net interest income	19,318	12,450	55.16
Provision for loan losses	597	505	18.22

Net interest income after provision for loan losses	18,721	11,945	56.73

Noninterest income:
Service charges on deposit accounts	3,874	3,700	4.70
Insurance commissions	831	820	1.34
Fees and commissions	2,505	1,671	50.57
Trust revenue	625	464	34.70
Gains on sale of securities	102	89	14.61
BOLI revenue	404	285	41.75
Merchant discounts	2	356	(99.44)
Gains on sale of mortgage loans	693	128	441.41
Other	867	658	30.09

Total noninterest income	9,903	8,171	21.20

Noninterest expenses:
Salaries and employee benefits	11,459	7,593	51.43
Data processing	1,044	1,163	(10.23)
Net occupancy	1,615	855	88.89
Equipment	990	711	39.24
Professional fees	651	302	115.56
Advertising	740	494	49.80
Intangible amortization	586	123	344.72
Other	3,878	2,445	58.61

Total noninterest expenses	20,963	13,686	53.17

Income before income taxes	7,661	6,430	19.14

Income taxes	2,202	1,783	23.50

Net income	$5,459	$4,647	17.47%

Renasant Corporation

Average Consolidated Balance Sheet and Net Interest Analysis *

(Dollars in Thousands)

Unaudited

	For The Three Months Ended March 31
	2005	2004
Earning assets
Loans and leases:
Interest (TE)	$24,623	$13,387
Average balance	1,576,877	871,897
Yield	6.33%	6.18%

Interest bearing bank balances, federal funds sold and repos:
Interest	108	77
Average balance	18,075	29,720
Yield	2.42%	1.04%

Investment securities:
Interest (TE)	5,103	4,977
Average balance	452,818	405,543
Yield	4.51%	4.91%

Total earning assets:
Interest (TE)	29,834	18,441
Average balance	2,047,770	1,307,160
Yield	5.89%	5.67%

Interest bearing liabilities
Interest bearing demand deposit accounts:
Interest	229	25
Average balance	95,199	9,041
Rate	0.98%	1.11%

Savings and money market accounts:
Interest	1,213	1,084
Average balance	558,714	476,684
Rate	0.88%	0.91%

Time deposits:
Interest	5,465	3,069
Average balance	829,764	518,019
Rate	2.67%	2.38%

Total interest bearing deposits:
Interest	6,907	4,178
Average balance	1,483,677	1,003,744
Rate	1.89%	1.67%

Other interest bearing liabilities:
Interest	3,070	956
Average balance	371,855	113,586
Rate	3.35%	3.39%

Total interest bearing liabilities:
Interest	9,977	5,134
Average balance	1,855,532	1,117,330
Rate	2.18%	1.85%

Net interest income (TE)	$19,857	$13,307
Net interest margin (TE)	3.92%	4.09%
Net interest spread (TE)	3.71%	3.82%

*	Interest amounts annualized for purposes of calculating yields and rates

TE - taxable equivalent basis